SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP



                               June 2, 2000




 Official Payments Corporation
 Three Landmark Square
 Stamford,  CT  06901-2501

                Re: Official Payments Corporation Registration Statement on Form S-8

 Ladies and Gentlemen:

           We have acted as special counsel to Official Payments Corporation, a Delaware corporation ("Official Payments"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Official Payments with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), on the date hereof.

           The Registration Statement relates to the proposed issuance by Official Payments of up to 1,250,000 shares of Official Payments common stock, par value $.01 per share (the "Common Stock"), pursuant to the Official Payments Corporation 2000 Stock Incentive Plan (the "Plan").

           This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

           In connection with rendering this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following documents: (i) the Registration Statement; (ii) the Certificate of Incorporation of Official Payments, as amended to the date hereof; (iii) the Bylaws of Official Payments, as amended to the date hereof; (iv) resolutions of the Board of Directors of Official Payments in connection with its approval of the Plan; (vi) a specimen certificate of Common Stock; and (vii) such other certificates, instruments and documents as we considered necessary or appropriate for the purposes of this opinion.

           In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of Official Payments and others.

           Members of our firm are admitted to the Bar of the State of New York, and we do not express any opinion as to the law of any other jurisdiction except for the General Corporation Law of the State of Delaware.

           Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock, when issued and paid for in accordance with the terms and conditions of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.


                          Very truly yours,

                          /s/ Skadden, Arps, Slate, Meagher & Flom LLP